Exhibit 99.1

KRISPY KREME NAMES DARYL BREWSTER CHIEF EXECUTIVE OFFICER

Winston-Salem, N.C. (March 7, 2006) — Krispy Kreme Doughnuts, Inc. (NYSE: KKD) today announced that its Board of Directors has elected Daryl G. Brewster to the position of President and Chief Executive Officer, effective immediately. Mr. Brewster, who most recently served as President of Kraft’s $6 billion North America Snacks & Cereals Sector, will replace Stephen F. Cooper, who has served as Krispy Kreme’s Chief Executive Officer on an interim basis since January 2005. Mr. Brewster also will serve as a member of Krispy Kreme’s Board of Directors.

“We are delighted to welcome Daryl as Krispy Kreme’s new President and Chief Executive Officer,” said James H. Morgan, Krispy Kreme’s Chairman of the Board. “Daryl is a world class executive with over 23 years of experience in the food industry. Throughout his distinguished career, Daryl has developed extensive knowledge, both domestically and internationally, in the areas of brand development, business strategy, sales and marketing, and distribution. He brings with him not only a wealth of practical know-how, but also a solid understanding of the opportunities, as well as the challenges, currently facing Krispy Kreme.”

“I am honored to be joining Krispy Kreme at this very important time in the Company’s history,” said Mr. Brewster. “Krispy Kreme has made steady progress in its turnaround and I am confident that it has a solid future of growth and profitability. I look forward to working together with the Company’s dedicated and talented employees and franchisees to ensure that Krispy Kreme realizes its full potential as one of the nation’s most well-known and beloved brands.”

Mr. Morgan continued: “Krispy Kreme has made significant strides in its turnaround and today’s announcement represents yet another step forward for the Company. Over the past 13 months, we have strengthened our management team, effected successful franchise and operational restructurings, and realigned the organization to focus on profitability and growth.”

Mr. Cooper, Chairman of Kroll Zolfo Cooper, LLC (“KZC”), will remain with Krispy Kreme during an interim transition period, serving as the Company’s Chief Restructuring Officer. Steven G. Panagos, Managing Director of KZC, who has been serving as Krispy Kreme’s President and Chief Operating Officer, will also remain with the Company during this transition period in the position of Director of Restructuring.

Mr. Brewster is a 23-year veteran of the food business and has been with Kraft Foods / Nabisco since 1997. As President of Kraft’s North American Snacks & Cereals Sector, Mr. Brewster was accountable for divisional revenue of over $6 billion and was supported by 20,000 employees. From 2000 to mid-2002, Mr. Brewster was President of the Nabisco Biscuit Company, where he drove industry-leading top and bottom line results. Mr. Brewster then took on international responsibilities for Kraft, serving as President - Canada, Mexico and Puerto Rico before assuming his current role in late 2003. Prior to Nabisco Biscuit, Mr. Brewster served as President of Nabisco's Planters & Specialty Foods Company for five years after a successful period with the Campbell Soup Company, both domestically and internationally.

Mr. Brewster serves on the Board of Directors of E*Trade. Mr. Brewster has also served on the Board of Directors of the American Marketing Association as well as the Biscuit and Crackers Manufacturer's Association.

Mr. Brewster was graduated Phi Beta Kappa from the University of Virginia and holds a Masters in Business Administration from the University of North Carolina at Chapel Hill.

Founded in 1937 in Winston-Salem, North Carolina, Krispy Kreme is a leading branded specialty retailer of premium quality doughnuts, including the Company’s signature Hot Original Glazed. There are currently approximately 320 Krispy Kreme stores and 80 satellites operating systemwide in 43 U.S. states, Australia, Canada, Mexico, the Republic of South Korea and the United Kingdom. Krispy Kreme can be found on the World Wide Web at http://www.krispykreme.com.

Information contained in this press release, other than historical information, should be considered forward-looking. Forward-looking statements are subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on Krispy Kreme's operating results, performance or financial condition are the outcome of the pending formal investigation by the United States Securities and Exchange Commission and the investigation by the United States Attorney's Office for the Southern District of New York, the pending shareholder class action, the pending shareholder derivative action, the pending ERISA class action, further actions by the Special Committee, our auditors' ongoing review of our financial statements, actions taken by lenders to the Company and its joint ventures and actions taken by our franchisees, dependence on the ability of our franchisees to execute on their business plans, supply issues, changes in consumer preferences and perceptions, the failure of new products or cost saving initiatives to contribute to financial results in the timeframe or amount currently estimated and numerous other factors discussed in Krispy Kreme's periodic reports and proxy statements filed with the Securities and Exchange Commission.

Contact:
Laura Smith
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449 ext. 154